Exhibit 99.1

COMBIMATRIX RAISING $6.76 MILLION IN

PRIVATE PLACEMENT OF

COMMON STOCK AND WARRANTS

IRVINE, California, April 4, 2011 (GLOBE NEWSWIRE) — CombiMatrix Corporation (Nasdaq:CBMX) announced today that it has entered into securities purchase agreements with accredited investors to sell $6.76 million of newly-issued shares of its common stock and warrants in a private placement.

Under the terms of the transaction, CombiMatrix will sell approximately 3.08 million units for $2.193125 per unit.  Each unit consists of one share of CombiMatrix common stock and one warrant to purchase 0.425 shares of common stock at an exercise price of $2.14 per share. The unit price reflects the market value of the company’s common stock as determined by Nasdaq rules plus $0.053125 for the warrant component.  The warrants may be exercised beginning six months after the closing date and have a term of five years. The closing of the transaction is expected to take place on or about April 7, 2011, subject to the satisfaction of customary closing conditions. The proceeds of the transaction, net of legal costs, will be used to fund growth initiatives and for general working capital purposes. No investment banking or advisory fees were paid by the company.

The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of jurisdiction.